                                                  EXHIBIT 11
                                     COMPUTATION OF NET INCOME PER SHARE
                                (Unaudited) (In thousands, except share data)


                                                        THREE MONTHS ENDED             SIX MONTHS ENDED
                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                 --------------------------------- --------------------------
                                                      2005             2004           2005          2004
                                                 ---------------- ---------------- ------------ -------------

EARNINGS PER COMMON SHARE - BASIC
Net income                                                 $ 601            $ 255      $ 1,442       $ 1,337
Preferred dividends                                           --              (49)          --           (98)
                                                 ---------------- ---------------- ------------ -------------
Net income - basic                                         $ 601            $ 206      $ 1,442       $ 1,239
                                                 ---------------- ---------------- ------------ -------------

Weighted average common shares
      outstanding - basic                              2,510,477        2,291,761    2,505,469     2,288,190
                                                 ---------------- ---------------- ------------ -------------

Earning per common share - basic                          $ 0.24           $ 0.09       $ 0.58        $ 0.54
                                                 ================ ================ ============ =============


EARNINGS PER COMMON SHARE - DILUTED
Net income - basic                                         $ 601            $ 206      $ 1,442       $ 1,239
Preferred dividends                                           --               49           --            98
                                                 ---------------- ---------------- ------------ -------------
Net income- diluted                                        $ 601            $ 255      $ 1,442       $ 1,337
                                                 ---------------- ---------------- ------------ -------------

Weighted average common shares
      outstanding - basic                              2,510,477        2,291,761    2,505,469     2,288,190
Effect of dilutive securities - convertible
      preferred stock                                         --          208,333           --       208,333
Effect of dilutive securities - options                   62,679           89,018       65,070        97,017
                                                 ---------------- ---------------- ------------ -------------
Weighted average shares
      outstanding - diluted                            2,573,156        2,589,112    2,570,539     2,593,540
                                                 ---------------- ---------------- ------------ -------------

Earning per common share-diluted                          $ 0.23           $ 0.09       $ 0.56        $ 0.51
                                                 ================ ================ ============ =============